Exhibit 10.3

FIRST AMENDMENT TO CHANGE IN CONTROL SEVERANCE AGREEMENT

This First Amendment to Change in Control Severance Agreement (this “Amendment”) is made and entered into as of the 14th day of December, 2007, by and between MB Financial Bank, N.A. (the “Company”) and Thomas D. Panos (the “Executive”).

WHEREAS, the Executive and the Company are parties to that certain Change in Control Severance Agreement dated effective February 19, 2002 (the “Agreement”); and

WHEREAS, the Executive and the Company wish to amend the Agreement in the manner herein provided.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is AGREED as follows:

1.           The last sentence of Section 1.3 of the Agreement is hereby amended to read as follows:

“Notwithstanding the foregoing, if the effective date of a Change in Control occurs within six months following the effective date of an involuntary termination without Just Cause, the Executive's termination may be deemed to be a Qualifying Termination pursuant to Section 3.2 of this Agreement as of the date of the Change in Control.”

2.           Section 2.1(f) of the Agreement is hereby amended to read in its entirety as follows:

“(f)   The term “Change in Control” means (1) any Person is or becomes the Beneficial Owner directly or indirectly of securities of the Parent or the Company representing 35% or more of the combined voting power of the Parent’s or the Company’s outstanding securities entitled to vote generally in the election of directors; (2) individuals who were members of the Parent Board on the Effective Date (the “Incumbent Parent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a member of the Parent Board subsequent to the Effective Date (a) whose appointment as a director by the Parent Board was approved by a vote of at least three-quarters of the directors comprising the Incumbent Parent Board, or (b) whose nomination for election as a member of the Parent Board by the Corporation’s stockholders was approved by the Incumbent Parent Board or recommended by the nominating committee serving under the Incumbent Parent Board, shall be considered a member of the Incumbent Parent Board; (3) consummation of a plan of reorganization, merger or consolidation involving the Parent or the Company or the securities of either, other than (a) in the case of the Parent, a transaction at the completion of which the stockholders of the Parent immediately preceding completion of the transaction hold more than 70% of the outstanding securities of the resulting entity entitled to vote generally in the election of its directors or (b) in the case of the Company, a transaction at the completion of which the Parent holds more than 50% of the outstanding securities of the resulting institution entitled to vote generally in the election of its directors; or (4) consummation of a sale or other disposition to an unaffiliated third party or parties of all or substantially all of the assets of the Parent or the Company or approval by the stockholders of the Parent or the Company of a plan of complete liquidation or dissolution of the Parent or the Company; provided that for purposes of clause (1), the term “Person” shall not include the Parent, any employee benefit plan of the Parent or the Company, or any corporation or other entity owned directly or indirectly by the stockholders of the Parent in substantially the same proportions as their ownership of stock of the Parent.

3.           Section 2.4 of the Agreement is hereby amended to read in its entirety as follows:

“The provisions of this Agreement may be amended by written agreement between the Company and the Executive, with any material amendment approved by the Compensation Committee or the Board.  Subject to the final sentence of Section 1.1, the Company may terminate this Agreement by written resolution of the Compensation Committee or the Board, effective as of a date at least twelve months following the date the Company gives written notice to the Executive of its intent to terminate the Agreement.”

4.           The first paragraph of Section 5.1 of the Agreement is amended to read as follows:

“5.1                      Form and Timing of Severance Benefits.  The Severance Benefits described in Sections 3.3(a) and (b) will be paid in cash to the Executive in a single lump sum as soon as practicable following the Effective Date of Termination, but in no event more than thirty days after the Effective Date of Termination.  The vesting of benefits under Section 3.3(c) shall occur on the Effective Date of Termination.

5.           Section 11.1 of the Agreement is hereby amended to read in its entirety as follows:

“11.1                   Exclusivity of Severance Benefits.  Subject to Section 7.1, if the Company is contractually obligated to pay to the Executive any severance benefits pursuant to another agreement, plan, program, policy, or any other change of control agreement,  the terms and provisions of the program under which the aggregate level of severance benefits is the highest (as determined by the Executive) will operate to completely replace and supersede the terms and provisions of this Agreement and/or all other programs that provide for the payment of severance benefits.

6.           The terms of the Agreement as in effect prior to this Amendment that are not amended hereby shall be and remain in full force and effect and are not affected by this Amendment.

7.           This Amendment may be executed in counterparts, each of which shall be an original and together shall constitute one agreement.

[Signature page follows]

The parties have executed this Amendment as of the day and year first above written.

MB FINANCIAL BANK, N.A.

EXECUTIVE
By: /s/Jill E. York	/s/ Thomas D. Panos
Jill E. York	Thomas D. Panos
Executive Vice President and Chief Financial Officer